Exhibit 10.1

Forest Oil Corporation

2006 Annual Incentive Plan

Summary

Plan Objectives

The Annual Incentive Plan (the “Plan”) has been designed to meet the following objectives:

•                  Provide an annual incentive plan framework that is performance-driven and focused on objectives that are critical to the Company’s success.

•                  Offer competitive cash compensation opportunities to all key employees.

•                  Reward outstanding achievement.

Basic Plan Concept

The Plan generally provides annual incentive awards, which will be determined primarily on the basis of the Company’s consolidated results on selected financial, operating and other performance measures. However, business unit or department performance and individual performance will also be considered in determining the actual participant award payout. Therefore, the Company shall have the flexibility to adjust individual awards to reflect individual or team performance.

Performance Measures and Weights

Each year the Company will establish the threshold, target and outstanding performance levels on each performance measure and its appropriate weighting. These performance measures and their weighting will be reviewed (and modified, if appropriate) in light of changing Company priorities and strategic objectives.

The recommended 2006 Company performance measures and their respective weightings are described in detail on Attachment I.

Award Opportunities

The 2006 Plan target awards for Plan participants by position (expressed as a percentage of annual salary) are set forth on Attachment II.

Plan Administration

The Plan will be administered by the Compensation Committee (“Committee”) of the Board of Directors and the President and Chief Executive Officer (“CEO”) (for all positions except his own). Certain elements of the Plan administration will be delegated to the senior Human Resources executive of the Company. The Executive Vice President and Chief Financial Officer will verify the performance calculation for the performance and operating measures in consultation with the Senior Vice President, Corporate Planning and Development who shall be responsible for the estimation of the Company’s oil and gas reserves.

Actual performance goals, standards, award determinations and modifications to the Plan design must be approved by the Committee.

Measure	Weighting (Example)

Total Shareholder Return	15%
Cash Cost	15%
Acquisitions	20%
Production	30%
Rate of Return on Capital Investments	20%
Total Financial and Operating	100%

Once the total bonus pool has been established following the performance calculations, the President & CEO shall have the discretion to distribute bonus monies within business units and the corporate group or to move monies from one group to another, and to allocate incentive monies to individuals, based on his assessment (with advice of other senior managers) as to individual or group performance.

Targets

Targets for the total Plan will be set consistent with the following:

•                  Threshold – Minimum level at which payout occurs. The threshold percentage is 25% of the target award percentage.

•                  Target – Level at which the participant receives the target award percentage.

•                  Outstanding – Level at which the participant receives 200% of the target award percentage.

Completion percentages between Threshold, Target and Outstanding will be determined, with the exception of Total Shareholder Return, by interpolation. Completion for results above Outstanding will be directly proportional to the change in completion between Target and Outstanding.

The Completion Percentage for Total Shareholder Return is defined on the page describing the Total Shareholder Return measure. Targets shall be adjusted for material changes made during the year to the business plan or scope thereof, or to the capital expenditure budget.

Maximum Completion

Although there will be no limit on completion of individual financial measures, completion for the total Plan will be limited to 200% of target.

Performance Levels

Performance levels will be set for individual measures. Results below the Threshold will equate to a zero completion percentage.

A minimum 25% completion threshold is required for the total Plan.

Completion Calculation

Completion for total financial measures will be the sum of the weighted completion for each individual measure. Completion for each individual measure will be equal to the completion percentage of each measure times the weighting for that measure.

Property Sales

In computing results, non-budgeted property sales are not to be considered. To avoid non-budgeted property sales from affecting results, they will be incorporated into performance measures as though they had been budgeted.

Participants

The CEO shall determine which employees are to be participants in the Plan. If a participant’s employment with the Company is terminated for any reason prior to payment, no bonus award will be paid.

The CEO is authorized to establish and adjust at his discretion the target award percentages for Plan participants. Plan participants who change positions and/or have their individual target incentive levels changed during the Plan year will have their award prorated accordingly. All awards paid will be rounded to the nearest $100.

Incentive compensation awards will be calculated based upon the participant’s base salary in effect at the end of the Plan year or earned salary if the participant was a new hire during the year.

Board of Directors’ Discretion

The granting of any and all individual incentive compensation awards is at the discretion of the Forest Oil Corporation Board of Directors.

Forest Oil Corporation

Financial Measure

Total Shareholder Return

Objective

Measure Total Return to Shareholders relative to a peer group.

Definition

Total Return to Shareholders equals year-end share price plus common dividends per share paid (plus capital returned to shareholders through share repurchase) during the Plan year minus the beginning share price divided by beginning share price.

Share Price

Year-end share price shall be defined as the closing price on the last trading day in December of each year. The beginning share price shall be defined as the closing price on the last trading day in December of the prior year (for 2006, $30.523 on December 30, 2005).

In the event either the Company or a member of the peer group is acquired for cash, the year-end share price shall be defined as the cash purchase price per share. If a member of the peer group is acquired for stock, the year-end share price shall be defined as the exchange ratio multiplied by the closing price of the acquirer on the last trading day of the year. In an acquisition involving both cash and stock, each component of the purchase price will be measured as described above to calculate a pro forma year-end stock price.

Completion Percentage

The completion percentage shall be as detailed below.

Peer Group

The peer group shall be defined as the following list of companies, which currently comprises 10 companies including Forest Oil Corporation. A listing of peer group companies is as follows:

1.               Delta Petroleum Corp.

2.               Forest Oil Corporation

3.               Bill Barrett Corp.

4.               St. Mary’s Land & Exploration

5.               Cabot Oil & Gas

6.               Range Resources

7.               KCS Energy, Inc.

8.               Cimarex Energy Co.

9.               Whiting Petroleum

10.         Encore Acquisition Corporation

Completion Percentages

The Completion Percentages will be based on a ranking of Total Shareholder Return over one year for the 10 companies as follows:

1st	–	200% Completion
2nd	–	175% Completion
3rd	–	150% Completion
4th	–	100% Completion
5th	–	75% Completion
6th	–	50% Completion
7th	–	0% Completion
8th	–	0% Completion
9th	–	0% Completion
10th	–	0% Completion

Forest Oil Corporation

Financial Measure

Cash Cost

Objective

Measure cash cost on an annual basis.

Definition

Corporate:  The sum of direct operating expense and expensed workovers, but excluding ad valorem taxes, transportation expense and total expensed G&A for the Company, divided by total production for the Company measured in MCFE.

Business Unit:  The sum of direct operating expense and expensed workovers, but excluding ad valorem taxes, transportation expense, allocated corporate G&A expense for the business unit, and total expensed G&A administrative costs for the Company, divided by production for the business unit measured in MCFE.

Cash Cost excludes production severance taxes. Additionally, the calculation of Cash Cost for the Canadian business unit shall be calculated at the Plan exchange rate ignoring any variance between the actual exchange rate and the exchange rate assumed in the Plan.

Targets

Measured against an approved Annual Plan with:

•                  Threshold equal to achievement of 105% of Business Plan objective.

•                  Target equal to achievement of 100% of Business Plan objective.

•                  Outstanding equal to achievement of 90% of Business Plan objective.

Forest Oil Corporation

Financial Measure

Acquisitions

Objective

Measure on a yearly basis the amount of oil and gas, converted to Bcfe, acquired by the Company.

Definition

The target objective for 2006 Acquisitions is to replace the 2006 Production target of 114.0 Bcfe.

Acquisitions are calculated by adding the volumetric amount of estimated proved reserves acquired by any method by the Company in 2006. Acquisition metrics shall not be less favorable than an average of $2.00 per Mcfe (prior to deferred tax gross-up) for total acquired proved reserves in 2006.

Targets

•                  Threshold is an amount shown on Attachment 1B.

•                  Target is an amount shown on Attachment 1B.

•                  Outstanding is an amount shown on Attachment 1B.

Forest Oil Corporation

Operating Measure

Production

Objective

Measure net production on an annual basis.

Definition

Net production equals total net production (after royalty and other burdens) equal to that set forth in the annual Business Plan.

The calculation of net production volumes for the Canadian business unit shall be calculated as if Plan oil and gas prices were experienced, with no volume adjustments being made for higher or lower prices.

Targets

Measured against an approved Annual Plan with:

•                  Threshold equal to achievement of 95% of Business Plan objective.

•                  Target equal to achievement of 100% of Business Plan objective.

•                  Outstanding equal to achievement of 110% of Business Plan objective.

Forest Oil Corporation

Financial Measure

Rate-of-Return on Capital Investments

Objective

Measure on a yearly basis, the pre-tax rate-of-return (“ROR”) on all capital projects.

Definition

Pre-tax rate-of-return on all capital projects during the year including drilling projects, acquisitions, recompletions, land lease, seismic and capitalized G&A. The price assumptions to be utilized will be those utilized for the Investment Results Report (“IRR”) and any prices hedged (for the associated volumes) in direct connection with an acquisition. In evaluating the accomplishment of this objective, the Compensation Committee will take into account all revisions to estimated proved reserves made in 2006.

Targets

Measured against an approved annual Plan with:

•                  Threshold is equal to the ROR indicated on Attachment 1D.

•                  Target is equal to the ROR indicated on Attachment 1D.

•                  Outstanding is equal to the ROR indicated on Attachment 1D.